SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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     Filed by a Party other than the Registrant [   ]

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[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12

CRITICAL PATH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.
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[CRITICAL PATH LOGO]

Critical Path, Inc.

350 The Embarcadero
San Francisco, California 94105-1204

February      , 2003

To the Shareholders:

      In recent months, Critical Path, Inc. has made significant progress in reducing operating costs and executing on its strategic plans and the management and Board of Directors feel the Company is well poised to achieve growth and profitability. Nevertheless, the Company is confronting continued weakness in the overall economy and in the market for our common stock. As a result, we have dropped below the minimum closing bid price for continued listing on the Nasdaq National Market for a period of over ninety (90) days and we currently face a delisting proceeding by the Nasdaq Stock Market. We appealed such action and were granted a hearing to present our compliance plans which is expected to take place on January 30, 2003. We believe that a reverse stock split effected with respect to our issued and outstanding common stock will sufficiently improve price levels to maintain continued listing. We also believe a higher per share price will provide a broader investor audience for our stock and will improve market interest for our stock, all in the best interests of our shareholders.

      We request your assistance by a vote for the execution of a reverse stock split of our common stock to aid in the achievement of continued listing on the Nasdaq National Market. I invite you to attend a Special Meeting of Shareholders of Critical Path, Inc. to be held on March 21, 2003 at 10:00 a.m. local time at the offices of Critical Path, Inc. located at 350 The Embarcadero, San Francisco, California. The agenda for this meeting is identified and described in the enclosed materials. The Proxy Statement describes in detail the proposed items to be presented to the shareholders at the meeting. I encourage you to read the proxy carefully.

      Whether or not you plan to attend the Special Meeting, I hope that you will vote as soon as possible by completing, signing and returning the enclosed proxy card in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the Special Meeting if you do not attend in person.

Sincerely,

William E. McGlashan, Jr.
Chairman of the Board of Directors and Chief Executive Officer

CRITICAL PATH, INC.

350 The Embarcadero
San Francisco, California 94105-1204
(415) 541-2500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS — MARCH 21, 2003

To the Shareholders:

      The Special Meeting of Shareholders of Critical Path, Inc., a California corporation (the “Company”), will be held on March 21, 2003, at 10:00 a.m. local time at the principal offices of the Company at 350 The Embarcadero, San Francisco, California to:

•	Approve a) the grant of sole discretionary authority to Critical Path’s board of directors to amend Critical Path’s Amended and Restated Articles of Incorporation to effect a reverse stock split of Critical Path’s issued and outstanding common stock at a ratio to be determined by the board of directors in a range from one-for-four to one-for-twenty; and b) the form of the Certificate of Amendment to the Amended and Restated Articles of Incorporation by which the board of directors may consummate such action;

•	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

      All shareholders are cordially invited and encouraged to attend the Special Meeting. In any event, to ensure your representation at the Special Meeting, please carefully read the accompanying Proxy Statement that describes the matters to be voted on at the Special Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to insure that all of your shares will be voted. If you attend the Special Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Special Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Special Meeting.

      Only shareholders of record at the close of business on January      , 2003 (the “Record Date”) are entitled to notice of and to vote at this meeting and at any continuation or adjournment thereof. Please note that if your shares are held in “street name,” that is in the custody of a financial institution or other holder of record, you will vote through the institution or holder in whose name the shares are held. If you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

/s/ MICHAEL J. ZUKERMAN
Michael J. Zukerman
Senior Vice President, General Counsel and Secretary

San Francisco, California

February      , 2003

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Critical Path, Inc., a California corporation (the “Company” or “Critical Path”), for use at a Special Meeting of Shareholders to be held at 10:00 a.m. local time on March 21, 2003 at the principal offices of the Company, located at 350 The Embarcadero, San Francisco, California. The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent to shareholders is on or about February      , 2003.

Voting

      Only shareholders of record of the Common Stock of the Company (“Common Stock”), including the holders of certain securities that are convertible into or exchangeable for Common Stock at the close of business on January 28, 2003 will be entitled to vote at the Special Meeting and any adjournments or postponements thereof. Each share of Common Stock is entitled to one vote. Cumulative voting is not permitted. On January 28, 2003, there were 137,655,284 shares of Common Stock outstanding and entitled to vote at the Special Meeting, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible and exchangeable voting securities. Therefore, the presence at the Special Meeting, either in person or by proxy, of a majority, or 68,965,297 shares of Common Stock, including the number of shares of Common Stock issuable upon conversion or exchange of certain securities into Common Stock, will constitute a quorum under applicable law for the transaction of business at the Special Meeting. See the section entitled Special Note About Outstanding Shares for further information on the Common Stock issuable upon the conversion or exchange of certain securities.

      The proposal for shareholder approval at the Special Meeting will be decided by the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible and exchangeable voting securities. In accordance with the Company’s Certificate of Designation of Preferences of Series D Cumulative Redeemable Convertible Participating Preferred Stock, the proposal to be decided at the Special Meeting must also be approved by a majority of the outstanding shares of the Company’s Series D Cumulative Redeemable Convertible Participating Preferred Stock (the “Series D Preferred Stock”), voting together as a single class. Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. Broker non-votes occur when a nominee, such as a financial institution, returns a proxy, but does not have the authorization from the beneficial owner to vote the owner’s shares on a particular proposal because the nominee did not receive voting instructions (via proxy vote) from the beneficial owner. An automated system administered by ComputerShare Trust Company, Inc., the Company’s transfer agent, will tabulate votes cast by proxy and an employee of the transfer agent will tabulate votes cast in person at the Special Meeting. An employee of the transfer agent also will tabulate separately affirmative and negative votes, abstentions and broker non-votes.

      Shareholders may vote their shares at the Special Meeting in person. If any shareholder is unable to attend the Special Meeting, such shareholder may vote by proxy. The enclosed proxy card, when returned properly completed, will be voted as you direct on the proxy card. In the discretion of the proxy holder, shares represented by such proxies will be voted upon any other business as may properly come before the Special Meeting.

      Holders of Exchangeable Shares, as defined in the section entitled Special Note About Outstanding Shares, will receive separate information regarding the exercise of their voting rights, which information accompanies this Proxy Statement.

Revocability of Proxies

      Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing an instrument of revocation with the Secretary of the Company or by the presentation, at the meeting, of a duly executed proxy bearing a later date. It also may be revoked by attending the meeting and electing to vote in person.

Solicitation

      The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material that may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company may retain the services of an outside proxy solicitation firm at an estimated cost of approximately $8,000 to $12,000. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation for such solicitation. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about February      , 2003.

Special Note About Outstanding Shares

      Unless otherwise indicated, references to outstanding shares of Common Stock includes 1,700,457 shares of Common Stock issuable to non-affiliates of the Company upon the exchange of Class A Non-Voting shares of Critical Path Messaging Co., a Nova Scotia subsidiary of the Company, for Common Stock of the Company (the “Exchangeable Shares”). The Exchangeable Shares can be exchanged at any time for Common Stock of the Company upon the election of the holder. The holders of Exchangeable Shares are entitled to vote by directing the holder of the Special Voting Share of the Company. The Special Voting Share has one vote for each share of Class A Non-Voting stock outstanding and held by non-affiliates.

      Unless otherwise indicated, references to outstanding shares of Common Stock includes 57,514,284 shares of Common Stock that would be issuable if the 4,000,000 issued and outstanding shares of the Company’s Series D preferred Stock converted into Common Stock on January 29, 2003. The Series D Preferred Stock is convertible into Common Stock at any time upon the election of the holder. Every share of Common Stock into which the Series D Preferred Stock would convert is entitled to one vote. With respect to the required separate class vote of the Series D Preferred Stock, each share of Series D Preferred Stock is entitled to one vote.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Principal Shareholders

      The following table sets forth certain information regarding beneficial ownership of common stock as of January 29, 2003 by:

•	each person or entity known to Critical Path to own beneficially more than 5% of Critical Path’s Common Stock;

•	each of Critical Path’s current directors;

•	the Chief Executive Officer of the Company as of December 31, 2002, each of the four other most highly compensated executive officers of the Company, whose total salary and bonus exceeded $100,000 during the year ended December 31, 2002 and who remain employed as executive officers of the Company, and two executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 2002 but who either are no longer employed with the Company or no longer an executive officer of the Company (collectively, the “Named Executive Officers”); and

•	all current executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership

		Shares of	Right to Acquire			Percent of Class
	Shares of	Series D	Beneficial Ownership			Beneficially Owned			Percent of
	Common	Preferred	of Common Stock		Total of				Voting
	Stock	Stock	Within 60 Days of		Common		Series D		Securities
Name and Address of Beneficial	Beneficially	Beneficially	January 29, 2003		Stock	Common	Preferred		Beneficially
Owner(1)	Owned	Owned	(as converted)		(as converted)	Stock(2)	Stock(2)		Owned(2)

5% Shareholders
General Atlantic Partners, LLC and affiliated entities(3)	—	2,545,455	39,100,005		39,100,005	—	63.6%		32.8%
3 Pickwick Plaza Greenwich, CT
Cheung Kong (Holdings) Limited and affiliated entities(4)	—	872,727	12,548,567		12,548,567	—	21.8		13.5
8th floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong
Vectis Group, LLC and affiliated entities(5)	—	581,818	8,830,711		8,830,711	*	14.6		9.9
c/o BPM 600 California Street Suite 1300 San Francisco, CA 94180
David C. Hayden(6)	2,242,416	—	6,196,410		8,438,826	9.5	—		9.5
Purnendu Chatterjee and affiliated entities(7)	—	—	[4,889,737	]	[4,889,737 ]	[5.8 ]	—		[5.8 ]
888 Seventh Avenue New York, NY 10106
Directors and Named Executive Officers
William E. McGlashan, Jr.	1,121,152 (8)	581,818	10,310,044	(9)	12,013,014	3.2	[14.6	]	13.2
William S. Cohen	—	—	43,750	(10)	43,750	*	*		*
Klaus Esser	—	2,545,455	39,150,005	(11)	39,150,005	*	[63.6	]	32.8
Raul J. Fernandez	150,000	—	137,500	(12)	287,500	*	—		*
William E. Ford	—	2,545,455	39,237,505	(13)	39,237,505	*	[63.6	]	32.9
Jeffrey T. Webber	—	—	162,500	(14)	162,500	*	—		*
Laureen DeBuono	—	—	925,019	(15)	925,019	1.1	—		1.1
Bernard Harguindeguy		—	364,583	(16)	364,583	*	*		*
Laurie Priddy	—	—	164,583	(17)	164,583	*	*		*
Menelaos Serbinis	—	—	785,378	(18)	785,378	*	*		*
Michael J. Zukerman	4,848	—	239,103	(19)	243,951	*	*		*
Pierre Van Beneden	—	—	1,309,828(20)		1,309,828	1.6	—		1.6
All Named Executive Officers and current directors, nominees and executive officers as a group (10 persons)(21)	1,290,000	3,127,273	54,075,625		55,947,443	—	—		—

*	Amount represents less than 1% of the Company’s Common Stock.

(1)	Unless otherwise indicated, the address for each of the executive officers and directors above is c/o Critical Path, Inc., 350 The Embarcadero, San Francisco, California 94105-1204.

(2)	Applicable percentage ownership of Common Stock is based on 80,141,000 shares of Common Stock issued and outstanding as of January 29, 2003 including shares of Common Stock issuable upon the exchange of the Exchangeable Shares as described under the section of this Proxy Statement entitled Special Note About Outstanding Shares. Applicable percentage ownership of Series D Preferred Stock is based on 4,000,000 shares of Series D Preferred Stock issued and outstanding on January 29, 2003. Applicable percentage ownership of voting securities is based on 137,655,284 shares of Common Stock issued and outstanding as of January 29, 2003, including shares of Series D Preferred Stock convertible into Common Stock and shares of Common Stock issuable upon the exchange of the Exchangeable Shares. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or convertible or exchangeable into such shares of Common Stock, held by that person, that are currently exercisable or exercisable within 60 days of January 29, 2003 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of another person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

(3)	[According to a Schedule 13D dated December 21, 2001, filed jointly by General Atlantic Partners, LLC (“GAP”), General Atlantic Partners 74, L.P. (“GAP 74”), GapStar, LLC (“GapStar”) and GAP Coinvestment Partners II, L.P. “GAPCO” and, collectively with GAP, GAP 74 and GapStar, the “Reporting Persons”), the Reporting Persons own no shares of the Company’s Common Stock. The Reporting Persons report collective beneficial ownership as to 2,545,455 shares of the Company’s Series D Preferred Stock and warrants to purchase 2,500,000 shares of Common Stock that are not exercisable within 60 days of January 29, 2003. GAP is the general partner of GAP 74 and the Managing Member of GapStar. GAP and the GAP Managing Members (defined below) report shared voting and dispositive power as to the 33,333,339 shares of common stock into which the Series D Preferred Stock would convert as of December 31, 2001. GAP 74 reports shared voting and dispositive power as to 2,091,218 shares of Series D Preferred Stock or 27,384,997 shares of Series D Preferred Stock on an as converted basis. GapStar reports shared voting and dispositive power as to 159,091 shares of Series D Preferred Stock or 2,083,335 shares of Series D Preferred Stock on an as converted basis. GAPCO reports that it beneficially owns and has shared voting and dispositive power as to 295,146 shares of Series D Preferred Stock or 3,865,007 shares of Series D Preferred Stock on an as converted basis. The number of shares of Common Stock into which the Series D Preferred Stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D or 13G. The number of shares of Common Stock as reflected in the table does include such accretion of dividends as calculated by the Company.]

The managing members of GAP are Steven A. Denning, Peter L. Bloom, Mark F. Dzialga, Erik Engstrom, Klaus Esser, David C. Hodgson, William O. Grabe, William E. Ford, Braden R. Kelly, Rene M. Kern, William J. Lansing, Clifton S. Robbins, Matthew Nimetz, Franchon M. Smithson, Tom C. Tinsley, Florian Wendelstadt and John Wong (collectively, the “GAP Managing Members”). The GAP Managing Members (other than Mr. Esser) are also the general partners of GAPCO. Mr. Ford and Mr. Esser serve on the Board of Directors of the Company. The business address of Mr. Esser is Koenigsallee 88, 40212, Duesseldorf, Germany. The business address of Messrs. Kern and Wendelstadt is 83 Pall Mall, Sixth Floor, London SW1Y 5ES, United Kingdom. The business address of Messrs. Kelly and Lansing is 630 Hansen Way, Palo Alto, California 94304. The business address of Mr. Wong is 24 Raffles Place, 29-04 Clifford Center, Singapore 048621.

(4)	[According to a Schedule 13D dated December 22, 2001, filed with the Securities and Exchange jointly by Cheung Kong (Holdings) Limited (“Cheung Kong”), Campina Enterprises Limited, an indirect wholly-owned subsidiary of Cheung Kong (“Campina”), Hutchison Whampoa Limited (“HWL”), an entity in which Cheung Kong holds a 49.97% interest and Cenwell Limited, an indirect wholly-owned subsidiary of HWL (“Cenwell”), Campina and Cenwell hold 436,363 and 436,364 shares of the Company’s Series D Preferred Stock, respectively, each convertible into 5,714,278 shares of the Company’s Common Stock. Cheung Kong and Campina report shared voting and dispositive power as to the shares held by Campina. Cheung Kong, HWL and Cenwell reported shared voting and dispositive power as to the shares held by Campina. Cheung Kong, HWL and Cenwell reported shared voting and dispositive power as to the 436,364 shares of Series D Preferred Stock held by Cenwell. Cheung King disclaims beneficial ownership of the 5,714,278 shares of common stock beneficially owned by Cenwell. The number of shares of Common Stock into which the Series D Preferred Stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D or 13G. The number of shares of Common Stock as reflected in the table does include such accretion of dividends as calculated by the Company.]

(5)	[Vectis Group LLC (“Vectis”) filed a Schedule 13G, dated as of April 30, 2002, with the Securities and Exchange Commission on behalf of itself and related parties. According to the Schedule 13G, shares are held for the account of Vectis, a Delaware limited liability company, the reporting person. William McGlashan, Matthew Hobart and Peter Kellner are the managing members of Vectis. The shares held consist of (i) 7,618,906 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock and (ii) 465,000 shares of common stock issuable subject to warrants currently exercisable in full. Excludes shares held individually by the principals of Vectis and shares beneficially owned by the principals of Vectis subject to options exercisable within 60 days of January 29, 2003. The number of shares of Common Stock into which the Series D Preferred Stock convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D or 13G. The number of shares of Common Stock as reflected in the table does include such accretion of dividends as calculated by the Company.]

(6)	According to a Schedule 13G dated as of April 25, 2002, filed by David Hayden with the Securities and Exchange Commission on behalf of himself as reporting person. Mr. Hayden reported sole voting and dispositive power over 2,242,416 shares. The beneficial ownership reported also includes 5,179,701 shares subject to options exercisable within 60 days of January 29, 2003. Mr. Hayden is the former executive chairman and Chairman of the Board of Directors of the Company who terminated employment and resigned from his directorship in May 2002.

(7)	[Purnendu Chatterjee filed a Schedule 13G, dated as of June 4, 2001, with the Securities and Exchange Commission on behalf of himself and related parties described herein and then filed an Amendment No. 1 to Schedule 13G on February 15, 2002. Purnendu Chatterjee reported beneficial ownership of 4,889,737 shares of Common Stock as of December 31, 2001. Shares are held for the accounts of Winston Partners, L.P., a Delaware limited partnership, Chatterjee Fund Management, L.P., a Delaware limited partnership and the reporting person. Chatterjee Fund Management in the general partner of Winston Partners, L.P. The reporting person is the sole general partner of Chatterjee Fund Management. The shares held consist of 2,903,537 shares of Common Stock, held for the account of Winston Partners, L.P., assuming the exercise as of December 31, 2001 of $9,200,000 principal amount of 5 3/4% Convertible Notes due 2005 into 90,662 shares, 102,000 shares held for the account of Chatterjee Fund Management, L.P. and 1,884,200 held for the account of the reporting person. The reporting person reported sole voting power over 4,889,737 shares and sole dispositive power over 4,889,737 shares.]

(8)	Includes (i) 1,000,000 shares of common stock purchased by Mr. McGlashan through an early option exercise pursuant to a promissory note and stock pledge agreement for the benefit of the Company, and subject to a lapsing right of repurchase by the Company, (ii) 41,152 shares of common stock purchased through the Company’s Employee Stock Purchase Plan and (iii) 80,000 shares of common stock purchased by Mr. McGlashan’s spouse.

(9)	Includes (i) 1,479,333 shares subject to options exercisable within 60 days of January 29, 2003, (ii) 465,000 shares subject to warrants to purchase shares of common stock held by Vectis Group LLC and exercisable within 60 days of January 29, 2003, and (iii) 8,830,711 shares of common stock issuable upon the conversion of shares of Series D Preferred Stock. See footnote (5) above. Mr. McGlashan disclaims beneficial ownership of the securities held by Vectis Group LLC as described in items (ii) and (iii) above and its affiliates within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934. Excludes all shares subject to options issued to other Vectis principals as part of their individual employment agreements with the Company. Also excludes all shares individually owned by other Vectis principals.

(10)	Consists of [31,250] shares subject to options exercisable within 60 days of January 29, 2003.

(11)	Consists of (i) 50,000 shares of subject to options exercisable within 60 days of January 29, 2003, and 39,100,005 shares issuable upon conversion of the Series D Preferred Stock and common stock warrants into shares of common stock. See footnote (3) above. Mr. Esser disclaims beneficial ownership of the securities held by General Atlantic Partners and its affiliates within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(12)	Consists of (i) 150,000 shares of common stock held by Mr. Fernandez, and (ii) 137,500 shares subject to options exercisable within 60 days of January 29, 2003.

(13)	Consists of (i) 137,500 shares subject to options exercisable within 60 days of January 29, 2003, and (ii) 39,100,005 shares issuable upon the conversion of the Series D Preferred Stock and common stock warrants into shares of common stock. See footnote (3) above. Mr. Ford disclaims beneficial ownership of the securities held by General Atlantic Partners and its affiliates within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934.

(14)	Consists of 162,500 shares subject to options exercisable within 60 days of January 29, 2003.

(15)	Consists of 925,019 shares subject to options exercisable within 60 days of January 29, 2003.

(16)	Consists of 364,583 shares subject to options exercisable within 60 days of January 29, 2003.

(17)	Consists of 164,583 shares subject to options exercisable within 60 days of January 29, 2003.

(18)	Consists of 517,416 shares subject to options exercisable within 60 days of January 29, 2003 and 34,195 Exchangeable Shares exchangeable for 267,962 shares of Common Stock.

(19)	Consists of 239,103 shares subject to options exercisable within 60 days of January 29, 2003.

(20)	Consists of 1,309,828 shares subject to options exercisable within 60 days of January 29, 2003.

(21)	Includes shares beneficially owned by the directors and executive officers as a group consisting of the Named Executive Officers and Paul Bartlett, Patrick Tracy Currie and Robert Allen Shipp. In addition to shares noted in the table for the Named Executive Officers also includes an aggregate of 345,832 shares, held by current executive officers, who are not Named Executive Officers, subject to options exercisable within 60 days of January 29, 2003.

PROPOSAL NO. 1

APPROVAL OF GRANT OF AUTHORITY TO BOARD OF DIRECTORS TO EFFECT A

REVERSE STOCK SPLIT BY AMENDMENT TO ARTICLES OF INCORPORATION

      On January 28, 2003, the Board of Directors recommended that the shareholders approve (a) a capital restructuring proposal to permit the Board of Directors, at its sole discretion, to amend the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio to be determined by the board of directors in a range from 1-for-4 to 1-for-20 (the “Reverse Stock Split”) and (b) the form of the Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation by which the Board of Directors may consummate such action (the “Certificate of Amendment”). Pursuant to the Reverse Stock Split as appropriate and depending upon market and other conditions, each 4 to 20 of the outstanding shares of common stock and Exchangeable Shares on the date of the Reverse Stock Split (the “Existing Shares”) will be automatically converted into one share of common stock or are Exchangeable Shares, as the case may be (the “New Shares”). The Reverse Stock Split will not alter the number of shares of common stock authorized for issuance, but will simply reduce the number of shares of common stock issued and outstanding. The Reverse Stock Split will be effected only upon a determination by the Board of Directors that the Reverse Stock Split is in the best interest of the Company and its shareholders, and thereupon the Board of Directors will select, at its discretion, the ratio of the Reverse Stock Split, which will be a ratio to be determined from 1-for-4 to 1-for-20. The Reverse Stock Split will become effective upon the filing of a Certificate of Amendment with the Secretary of State of California, and the Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so. The form of the Certificate of Amendment to effect the Reverse Stock Split is attached to this Proxy Statement as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference.

      To the extent that after such Reverse Stock Split, the Company is unable to achieve compliance with the continued listing requirements of the Nasdaq National Market, the Company will consider a request to list its shares of common stock on another national exchange, likely the Nasdaq SmallCap Market.

Purpose of the Reverse Stock Split

Listing on Nasdaq National Market

      The Board of Directors believes the Reverse Stock Split is desirable because it will assist the Company in efforts to meet the requirements for continued listing on The Nasdaq National Market (the “National Market”) by helping to raise the trading price of the common stock and by increasing investor interest in the Company. Our common stock has been listed on the Nasdaq National Market since 1999. One of the key requirements for continued listing on the National Market is that the common stock must maintain a minimum bid price equal to or greater than $1.00 per share as required by Nasdaq Marketplace Rule 4310(c)(8)(B). A company’s failure to meet Nasdaq’s minimum bid price for 30 consecutive business days normally results in delisting proceedings, unless the company can demonstrate compliance with those requirements for ten consecutive days during a 90-day grace period that immediately follows the initial 30-day period of non-compliance.

      On September 19, 2002, the Company received a Nasdaq Staff Determination indicating that the Company had failed to comply with the minimum bid price requirement for a minimum of 30 days. The Company was notified in such letter that it had until December 19, 2002 to regain compliance with the minimum closing bid price of $1.00 for ten consecutive trading days or face delisting action by the National Market. By December 19, 2002, the Company continued to be out of compliance with the minimum closing bid price requirement and the Nasdaq Stock Market, Inc. issued a letter on December 23, 2002 indicating such non-compliance. The Company then requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination and to request continued listing, which was granted and which is expected to occur on January 30, 2003.

      The Board of Directors believes that delisting of the common stock by Nasdaq could adversely affect the Company’s ability to attract new investors, may result in decreased liquidity of the outstanding shares of common stock and, consequently, could reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for shareholders. In addition, the Board of Directors believes that delisting of the common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in the common stock, and might deter certain institutions and persons from investing in our stock at all. There can be no assurance, however, that (1) approval and implementation of the Reverse Stock Split will succeed in achieving and maintaining the closing bid price of the common stock above $1.00 per share, (2) even if the National Market’s closing minimum bid price maintenance standard were immediately satisfied, the Company would be able to meet its other quantitative continued listing criteria, or (3) the common stock would not later be delisted by the National Market, or other national exchange on which we may be listed, for any of a variety of other reasons.

      Even though the Reverse Stock Split, by itself, would not impact the Company’s assets or prospects, the Reverse Stock Split could be followed by a decrease in the aggregate market value of the common stock. The Board of Directors, however, believes that this risk is offset by the prospect that the Reverse Stock Split will improve the likelihood that the Company will be able to maintain its Nasdaq listing and may, by increasing the per share price, make an investment in the common stock more attractive to certain investors. If the Company’s common stock is delisted from the National Market, trading of the Company’s securities would thereafter have to be conducted in the over-the-counter markets. In such event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock.

      The purpose of the Reverse Stock Split is to increase the per share market value of the common stock. The Board of Directors intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is likely to improve the market price of the common stock and improve the likelihood that the Company will be allowed to maintain its listing on the National Market. If the Reverse Stock Split is authorized by the shareholders, the Board of Directors will have the discretion to implement the Reverse Stock Split, select the exchange ratio to be applied, or to decide not to effect the Reverse Stock Split at all. The Board of Directors has proposed an exchange ratio range in order to give it the flexibility to select an exchange ratio that it believes will cause the per share trading price of the common stock to reach and maintain a level well above $1.00. In determining the appropriate exchange ratio, the Board of Directors may consider, among other factors:

•	the per share price of the common stock immediately prior to its determination of the split exchange ratio;

•	the historical fluctuations or patterns in the trading price and volume of the common stock;

•	projections for the Company’s financial condition and results of operations in both the short-term and long-term; and

•	other facts and circumstances the Board of Directors may deem relevant to increase the per share trading price of the common stock well above the $1.00 level minimum closing bid price requirement.

      If the trading price of the common stock increases before the Special Meeting, the Reverse Stock Split may not be necessary, or the Board of Directors may determine that such increase in the stock price would necessitate a lower ratio than if the trading price had decreased or remained constant. No further action on the part of the shareholders would be required to either effect or abandon the Reverse Stock Split in such case.

Other Nasdaq Requirements

      In addition to the $1.00 minimum closing bid price per share requirement described above, the continued listing of the common stock on the National Market is subject to the maintenance of the other quantitative and qualitative requirements set forth in the Nasdaq National Market Listing Requirements which the Company may or may not satisfy at any point in time. In particular, the Nasdaq National Market Listing Requirements require that a company currently included in the Nasdaq National Market meet other listing standards to maintain its continued listing including but not limited to, stockholders’ equity and market capitalization minimums, public float and minimum market value of public float, minimum number of round lot shareholders, and compliance with Nasdaq corporate governance rules.

Potential Increased Investor Interest

      In addition, the Board of Directors believes a higher per share price for the common stock may help generate investor interest in the Company. On January 29, 2003, the common stock closed at $0.          per share. In approving the Reverse Stock Split, the Board of Directors considered that the common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide analyst coverage of lower priced stocks. Also, the Board of Directors believes that most investment funds are reluctant to invest in lower priced stocks.

Potential Risks of the Reverse Stock Split

      If the Board of Directors does effect the Reverse Stock Split, there can be no assurance that the bid price of the common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split, that the market price of the post-split common stock can be maintained at or above $1.00, or that the common stock will not be delisted from the National Market, or any other national exchange on which we may be listed, for other reasons. The market price of the common stock will also be based on the Company’s performance and other factors, many of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split.

Potential Effects of the Reverse Stock Split

      Pursuant to the Reverse Stock Split, assuming the maximum requested for approval ratio of 1-for-15 is employed, each holder of 15 shares of the common stock immediately prior to the effectiveness of the Reverse Stock Split will become a holder of one share of the common stock after consummation of the Reverse Stock Split. Assuming another ratio is determined by the Board to be appropriate and employed, the number of shares to be exchanged to receive one share shall be reduced accordingly.

Accounting Matters

      The Reverse Stock Split will not affect the par value of shares of the Company’s common stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to the Company’s common stock will be reduced by an amount between one-fifth, and one-fifteenth of its present amount, depending on the ratio selected by the Board of Directors, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss and per share net book value of the Company’s common stock will be increased as a result of the Reverse Stock Split, because there will be fewer shares of common stock outstanding.

Effect on Authorized and Outstanding Shares

      The Company currently has authorized to issue a maximum of 500,000,000 shares of common stock. As of the record date, there were 137,655,284 shares of common stock issued and outstanding, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible or exchangeable securities. Although the number of authorized shares of common stock will not change as a result of the Reverse Stock Split, the number of shares of common stock issued and outstanding will be reduced to a number that will be approximately equal to (i) the number of shares of common stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, divided by (ii) twenty, assuming the maximum ratio is employed. With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of the common stock prior and subsequent to the Reverse Stock Split will remain the same. Following the effective date of the Reverse Stock Split, it is not anticipated that the Company’s financial condition, the percentage ownership of management, the number of shareholders, or any aspect of the Company’s business would materially change as a result of the Reverse Stock Split.

      The Reverse Stock Split will be effected simultaneously for all of the common stock and the exchange ratio will be the same for all of the common stock. The Reverse Stock Split will affect all shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any shareholder owning a fractional share. See “Fractional Shares” below. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a result, the Company is subject to periodic reporting and other requirements. The proposed Reverse Stock Split will not affect the registration of the common stock under the Exchange Act.

      The table below depicts the effects of the Reverse Stock Split upon the number of shares of common stock outstanding, the number of shares of common stock reserved for future issuance and the number of authorized but unissued shares of common stock. The Board shall determine the exact exchange of the Reverse Stock Split as of the date of the Special Meeting for which this Proxy is solicited.

	Common Stock	Reserved Shares	Authorized but Unissued and
Reverse Stock Split	Outstanding(1)	for Conversion(2)	reserved Common Stock(3)

Before Split	78,440,543	59,214,741
1-for-4	19,610,136	14,803,685
1-for-7.5	10,458,739	7,895,299
1-for-10	7,844,054	5,921,474
1-for-15	5,229,370	3,947,649
1-for-20	3,922,027	2,960,737

(1)	As of , 2003. No adjustment to the number of shares of Common Stock outstanding has been made for the amount of reserved shares under columns 2 or 3 shown in this table.

(2)	Includes all shares of common stock reserved for issuance in connection with: various outstanding warrants to purchase shares of Common Stock; shares issuable upon the exchange of Exchangeable Shares; and shares issuable upon the conversion of shares of Series D Preferred Stock.

(3)	Includes all shares of common stock reserved for potential issuance pursuant to Critical Path’s Amended and Restated 1998 Stock Plan; the 1999 Non-statutory Stock Option Plan; the Employee Stock Purchase Plan; outstanding options granted outside these option plans; and pursuant to stock option plans assumed in connection with acquisitions by Critical Path of other companies.

Outstanding Options and Warrants

      On the Split Effective Date (as defined in the Certificate of Amendment), all outstanding options, warrants and future or contingent rights to acquire common stock will be adjusted to reflect the Reverse Stock Split. With respect to outstanding options and warrants to purchase common stock, the number of shares of common stock that such holders may purchase upon exercise of such options or warrants will decrease, and the exercise prices of such options and warrants will increase, in proportion to the fraction by which the number of shares of common stock underlying such options and warrants are reduced as a result of the

Reverse Stock Split. The number of shares of common stock to be received pursuant to outstanding contingent rights and conversion rights will also be adjusted proportionally to reflect the Reverse Stock Split.

Effect on Series D Preferred Stock

      The number of shares of Series D Preferred Stock that are outstanding as of the Split Effective Date will not be effected by the Reverse Stock Split; however, the conversion ratio for the outstanding shares of Series D Preferred Stock will be adjusted pursuant to the terms of such securities to reflect proportional adjustments necessary as a result of the Reverse Stock Split.

Effect on Exchangeable Shares

      Critical Path Messaging Co. will effect a separate reverse stock split of its outstanding Exchangeable Shares. This reverse stock split will be effective as of the Split Effective Date and will be in the same ratio as selected for the Reverse Stock Split. After the Reverse Stock Split, each Exchangeable Share will continue to be exchangeable for one share of Common Stock of the Company.

Effects of Reverse Stock Split on Company’s Rights Agreement

      The Company adopted a preferred stock rights agreement as of March 19, 2001 (amended as of November 6, 2001), whereby the Company declared a dividend distribution of one right (a “Right”) for each outstanding share of common stock outstanding as of May 15, 2001. Each share of common stock outstanding at the Split Effective Date shall have the same number of Rights associated with it as were associated with one share of common stock immediately prior to the Split Effective Date. The exercise price associated with each Right, however, shall be adjusted so that the exercise price after the Split Effective Date shall equal the result obtained by multiplying the exercise price in effect immediately prior to the Reverse Stock Split by a fraction, the numerator of which shall be the total number of shares of common stock outstanding immediately prior to the Reverse Stock Split and the denominator of which shall be the total number of shares of common stock outstanding immediately after the Reverse Stock Split. The number of shares of Series C Participating Preferred Stock issuable upon exercise of each Right outstanding after the Reverse Stock Split shall equal the number of shares of Series C Participating Preferred Stock as were issuable with respect to one Right immediately prior to the Reverse Stock Split.

Effect on Dividends

      As of January 29, 2003, there were accreted dividends in the aggregate amount of approximately $5.4 million for the Series D Preferred Stock and no arrears in dividends for the common stock. The proposed Reverse Stock Split will not have an effect on the aggregate amount of the arrearage at the time of the Reverse Stock Split.

Potential Odd Lots

      If approved, the Reverse Stock Split will result in some shareholders holding less than 100 shares of common stock and as a consequence may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis than the cost of transaction in even multiples of 100 shares.

Increase of Shares of Common Stock Available for Future Issuance

      As a result of the Reverse Stock Split, there will be a reduction in the number of shares of common stock issued and outstanding and an associated increase in the number of authorized shares that would be unissued and available for future issuance after the Reverse Stock Split. The increase in available shares could be used for any proper corporate purpose approved by the Board of Directors including, among other purposes, future financing transactions.

Potential Anti-Takeover Effect

      Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and shareholders. Other than the Reverse Stock Split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our articles of incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

IN CONNECTION WITH THE APPROVAL OF THE REVERSE STOCK SPLIT, SHAREHOLDERS OF THE COMPANY WILL NOT HAVE A RIGHT TO DISSENT AND OBTAIN PAYMENT FOR THEIR SHARES UNDER CALIFORNIA LAW OR THE COMPANY’S RESTATED ARTICLES OF INCORPORATION OR BYLAWS.

Manner of Effecting the Reverse Stock Split and Exchange of Stock Certificates

      In the event of (a) approval of the Reverse Stock Split by the Company’s shareholders and (b) a determination by the Board of Directors to implement the Reverse Stock Split (and the appropriate ratio therefore), the Reverse Stock Split will be effected by the filing of the Certificate of Amendment with the Secretary of State of California. It is expected that this filing will take place shortly after the Special Meeting, assuming the shareholders approve the Reverse Stock Split. However, the exact timing of the filing of such Certificate of Amendment and the ratio of the Reverse Stock Split will be determined by the Board of Directors based upon its evaluation as to when such action will be most advantageous to the Company and its shareholders, and the Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at anytime prior to filing such Certificate of Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Company and its shareholders.

      In such events, the Reverse Stock Split will become effective on the Split Effective Date set forth in the Certificate of Amendment. As soon as practicable after the Split Effective Date, the Company will send a letter of transmittal to each holder of record of Existing Shares outstanding on the Split Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Existing Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing Existing Shares, the holder of record will be entitled to receive a certificate representing the number of New Shares into which such holder’s Existing Shares have been reclassified as a result of the Reverse Stock Split.

SHAREHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

      No new certificate will be issued to a holder of record until such holder has surrendered all outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing Existing Shares will be deemed for all corporate purposes after the Split Effective Date to evidence ownership of New Shares in the appropriately reduced number. No fees or other commissions will be charged to shareholders to effect the exchange of Existing Shares for New Shares.

Fractional Shares

      As a result of the Reverse Stock Split, the reclassification of a shareholder’s Existing Shares into New Shares as described above may result in the creation of fractional shares. For instance, if the reverse split ratio selected by the Board is 1-for-7.5 a shareholder who owns 100 Existing Shares would be entitled to receive after the Split Effective Date 13.33 New Shares. The approximately one-third share is a fractional share. Shareholders who otherwise would be entitled to receive a fractional share will, upon surrender to the exchange agent of the certificate or certificates representing the pre-split common stock held by them receive cash in respect of that fractional share at the market price as applicable to such stock. The market price for the common stock will be determined by reference to the average closing price of the Company’s common stock on the National Market for the 10 business days prior to the day on which the Reverse Stock Split becomes effective. Due to requirements under Nova Scotia corporate law, the jurisdiction under which Critical Path Messaging Co. is incorporated, holders of fractional Exchangeable Shares will have their fractions rounded up to the nearest whole Exchangeable Share.

Proposed Form of Certificate of Amendment to the Amended and Restated Articles of Incorporation

      If the shareholders approve the Reverse Stock Split and the Board of Directors decides to effect the Reverse Stock Split, the Company will amend the existing provision of its Amended and Restated Articles of Incorporation relating to the Company’s authorized common stock as set forth in the Certificate of Amendment included as Appendix A to this Proxy Statement, and the Certificate of Amendment (as completed to account for the split exchange ratio and the Split Effective Date) shall become effective upon the Board of Directors’ decision to implement the Reverse Stock Split and the filing of such amendment with the Secretary of State of California.

Certain Federal Income Tax Consequences

      The Company believes that the Federal income tax consequences of the Reverse Stock Split to holders of Existing Shares and holders of New Shares will be as follows:

1. No gain or loss will be recognized by a shareholder on the surrender of the Existing Shares or receipt of a certificate representing New Shares, except with respect to receipt of cash in lieu of fractional shares. Gain or loss will be recognized by a shareholder on the receipt of cash in lieu of a fractional share of common stock issued pursuant to the Reverse Stock Split, measured by the difference between the amount of cash and such shareholder’s adjusted tax basis in the share or shares of common stock deemed surrendered in exchange therefor. Any such gain or loss will be a capital gain or loss, provided the shares of common stock surrendered are held as capital assets by the shareholder at the time of the Reverse Stock Split, and will be a long-term capital gain or loss if the shareholder’s holding period in the shares of common stock surrendered is more than one year.

2. The aggregate tax basis of the New Shares will equal the aggregate tax basis of the Existing Shares exchanged therefor.

3. The holding period of the New Shares will include the holding period of the Existing Shares if such Existing Shares were held as capital assets on the date of the exchange.

4. The conversion of the Existing Shares into the New Shares will produce no gain or loss to the Company.

      The Company’s opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which the shareholder resides. The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, state and local tax consequences of the Reverse Stock Split.

Canadian Federal Income Tax Considerations

      The following summary describes the principal Canadian federal income tax considerations of the Reverse Stock Split generally applicable to holders of Exchangeable Shares or Common Stock (a “Canadian Holder”) who, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”), are or are deemed to be, resident in Canada, hold their shares as capital property and deal at arm’s length with the Company.

      This summary is based upon the current provisions of the Canadian Tax Act and the regulations under that Act in force as of the date of this proxy statement, the Company’s understanding of the current published administrative practices of the Canada Customs and Revenue Agency (“CCRA”) and all specific proposals to amend the Canadian Tax Act and regulations announced by the Minister of Finance (Canada) prior to the date of this proxy statement. This summary does not take into account provincial, territorial or foreign tax considerations which may differ from those discussed in this proxy statement, nor does it address the tax consequences to “financial institutions” as defined in the Canadian Tax Act.

      This summary is of a general nature only and it is not intended to be, nor should it be construed as, legal or tax advice to any Canadian Holder. Accordingly, Canadian Holders should consult their own tax advisors in analyzing the Canadian tax consequences to them in light of their particular circumstances.

      A holder of Common Stock or Exchangeable Shares generally will not realize a capital gain or a capital loss under the Canadian Tax Act on the Reverse Stock Split and the adjusted cost base to the shareholder of the New Shares immediately after the Reverse Stock Split will be equal to the aggregate adjusted cost base to the shareholder of the Common Stock and/or Exchangeable Shares immediately before the Reverse Stock Split.

      Under CCRA’s administrative practice, Canadian Holders that receive cash in lieu of a fraction of a Common Stock may either calculate and report a capital gain or loss in respect of the disposition of the fraction of the share or ignore that calculation and reduce by the cash amount received the adjusted cost base of the New Common Stock held immediately after the Reverse Stock Split.

Recommendation of the Board of Directors

      Approval of the Certificate of Amendment to the Amended and Restated Articles of Incorporation and the Reverse Stock Split will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock and a majority of the issued and outstanding shares of Series D Preferred Stock, each voting as a single class.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT AT A RATIO FROM 1-FOR-4 TO 1-FOR-20.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      Proposals of shareholders that are intended to be presented at the Company’s Annual Meeting of Shareholders in 2003 must be received by the Secretary of the Company by February 28, 2003, to be included in the Proxy Statement and proxy relating to that meeting. Shareholder proposals received by the Company after that time will be considered untimely. In addition, a shareholder proposal will be ineligible for presentation at the meeting unless the shareholder gives such timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the shareholder’s notice not less than 120 days before the date the Company’s Proxy Statement is released to shareholders in connection with the 2003 Annual Meeting, or February 28, 2003.

MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

      The Board is not aware of any other matters to come before the meeting. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the Special Meeting, we urge you to return your signed Proxy promptly.

By Order of the Board of Directors,

William E. McGlashan, Jr.
Chairman of the Board of Directors and Chief Executive Officer

Dated:                     , 2003

Appendix A

CERTIFICATE OF AMENDMENT

TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CRITICAL PATH, INC.,
a California corporation

      The undersigned, William E. McGlashan, Jr. and Michael J. Zukerman, do hereby certify that:

1. They are the duly elected and acting Chief Executive Officer and Senior Vice President, General Counsel and Secretary, respectively, of Critical Path, Inc., a California corporation (the “Corporation”).

2. An Amended and Restated Articles of Incorporation of this Corporation were originally filed with the Secretary of State of California on February 24, 1997 under the name Digital Post Office Corporation. An amended and restated set of the Articles of Incorporation were filed on August 27, 1997 with the name of the Corporation changed to Critical Paths Inc. On March 26, 1998 the Corporation filed an Amended and Restated Articles of Incorporation and again changed the name of the Corporation to Critical Path, Inc. and altered the capital structure of the Corporation. On September 4, 1998, the Corporation filed an Amended and Restated Articles of Incorporation altering the capital structure and authorized stock. On December 29, 1998 the Corporation filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation revising the capital structure of the Corporation. On January 14, 1999, the Corporation filed an additional Certificate of Amendment to the Amended and Restated Articles of Incorporation again revising its capital structure. On April 29, 1999 the Corporation filed a fully Amended and Restated Articles of Incorporation increasing the authorized shares of the Corporation to 155,000,000. On March 9, 2000, the Corporation authorized and issued the Special Voting Stock in connection with the closing of the acquisition of the DocSpace Co., amending its Articles of Incorporation to reflect such issuance. On January 10, 2001, the Corporation filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation that increased the authorized shares outstanding to 505,000,000. Finally in November 9, 2001, the Corporation filed a Certificate of the Powers, Designations, Preferences and Rights to the Amended and Restated Articles of Incorporation of Series D Cumulative Redeemable Convertible Participating Preferred Stock.

3. Pursuant to Section 907 of the California Corporations Code, this Certificate of Amendment adds the following as a new paragraph [2] to Article III of the Corporation’s Amended and Restated Articles of Incorporation:

“Upon the date of filing of this Certificate of Amendment with the California Secretary of State (the “Effective Date”) each of one of the outstanding shares of the Corporation’s Common Stock shall be converted and reconstituted into [ ] of a share of the Common Stock of the Corporation (the “Reverse Stock Split”). The outstanding and authorized number of shares and relative powers, rights and restrictions of the Corporation’s Series D Cumulative Redeemable Convertible Participating Preferred Stock (the “Series D Preferred Stock”) and Series C Participating Preferred Stock shall not be effected by the Reverse Stock Split, except as to proportional adjustments to the conversion ratio for the outstanding Series D Preferred Stock. The authorized shares of the Corporation shall remain as set forth in Article III of the Amended and Restated Articles of Incorporation. No fractional share shall be issued in connection with the Reverse Stock Split, instead, all shares of common stock so split that are held by a shareholder would otherwise be entitled as a result of the Reverse Stock Split, the Corporation shall pay such holder a cash amount, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled by (ii) the average closing sale price of the shares of common stock (on a post-split basis) for the ten trading days immediately prior to the Effective Date or, if no such sale takes place in such days, the average of the close bid and asked prices for such days (on a post-split

A-1

basis), in each case as officially reported by the Nasdaq National Market, or such exchange as may be applicable. Shares of common stock that were outstanding prior to the Reverse Stock Split and that are not outstanding after and as a result of the Reverse Stock Split shall resume the status of authorized but unissued shares of common stock.”

4. The foregoing amendment to the Amended and Restated Articles of Incorporation has been duly approved by this Corporation’s Board of Directors. The forgoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation is shares of Common Stock, shares of Series D Preferred Stock and one share of Special Voting Stock. The number of shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of this amendment was more than 50% of the outstanding Common Stock and the votes represented by the Special Voting Stock, voting together as a class and more than 50% of the outstanding Series D Preferred Stock, voting separately as a class.

CRITICAL PATH, INC.

Dated: , 2003	By:
William E. McGlashan, Jr.
Chief Executive Officer and Chairman of the Board of Directors
Dated: , 2003	By:
Michael J. Zukerman
Senior Vice President, General Counsel and Secretary

A-2

CRITICAL PATH, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS
To be held on March     , 2003

The undersigned hereby appoints William E. McGlashan, Jr. and Michael J. Zukerman, as attorney and proxy of the undersigned, with full power of substitution, to vote all of the shares of common stock and Series D Cumulative Redeemable Convertible Participating Preferred Stock of Critical Path, Inc. which the undersigned may be entitled to vote at the Special Meeting of Shareholders of Critical Path, Inc. to be held at the principal offices of the Company located at 350 The Embarcadero, San Francisco, California on                 , March     , 2003 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal 1, as more specifically described in the Proxy Statement, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Special Meeting. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1:	To approve a) the grant of sole discretionary authority to Critical Path’s board of directors to amend Critical Path’s Amended and Restated Articles of Incorporation to effect a reverse stock split of Critical Path’s issued and outstanding common stock at a specific ratio from one-for-four to one-for-twenty at any time; and b) the form of the Certificate of Amendment of Amended and Restated Articles of Incorporation by which the board of directors may consummate such action;

☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the proxies of the undersigned are authorized to vote upon such other business as may properly come before the meeting or any postponements, continuations and adjournments thereof.

Dated: , 2003

Signature(s)
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.